Exhibit 4.56

Spousal Consent

I, Wei Liu (with the ID number of ***, hereinafter referred to as the “Shareholder”), and my legal spouse, Xinchan Li (hereinafter referred to as the “Spouse”), hereby unconditionally and irrevocably acknowledge and agree as follows on December 20, 2019:

1.    As of the date of this Written Consent, the Shareholder holds 50% of the shares of Beijing Cheetah Network Technology Co., Ltd. (the “Domestic Company”). The Shareholder enjoys the complete and final shareholder interests corresponding to the aforesaid shares.

2.    The Spouse gets aware of and acknowledges the following documents executed by the Shareholder (hereinafter referred to as the “Control Documents”), and agrees to dispose of the shares of the Domestic Company held by the Shareholder and registered in the name of the Shareholder in accordance with the provisions of the following documents:

(1)	the Equity Pledge Agreement executed by the Shareholder, Conew Network Technology (Beijing) Co., Ltd.(the “WFOE”) and the Domestic Company on December 20, 2019;

(2)	the Exclusive Equity Option Agreement executed by the Shareholder, Cheetah Mobile Inc. (the “Cayman Company”) and the Domestic Company on December 20, 2019; and

(3)	the Proxy Agreement and Power of Attorney executed and issued by the Shareholder on December 20, 2019.

3.    The Spouse further acknowledges that no authorization or consent of the Spouse is required for the performance of the Control Documents and further modification or termination of the Control Documents by the Shareholder.

4.    The Spouse undertakes to execute all necessary documents and take all necessary actions to ensure the proper performance of the Control Documents.

5.    During the marriage, the Spouse undertakes not to make any claim with respect to the shares of the Domestic Company held directly or indirectly by the Shareholder, the complete and final shareholder interests corresponding to such shares and any other interests (if any) of any member company enjoyed by the Shareholder at that time (the “Underlying Interests”); the Shareholder shall enjoy the exclusive and complete voting rights and disposal rights related to the Underlying Interests, and the Spouse shall not raise any objections to the exercise of such rights by the Shareholder.

6.    If the Shareholder and the Spouse need to divide their community property due to divorce, the Shareholder and the Spouse shall use their best efforts to negotiate in good faith and properly handle the division of their community property without any adverse effect on the normal operation of any member company.

7.    Upon the divorce and property division, if part of the Underlying Interests enjoyed by the Shareholder is divided and transferred to the Spouse, the Spouse hereby irrevocably agrees that the Shareholder then recorded in the register of shareholders and organizational documents of any member company and/or registered with the relevant government authority (if applicable) shall remain as the Shareholder, the Spouse shall irrevocably and fully entrust the Shareholder to exercise the voting rights related to such Underlying Interests, the shareholder shall exercise such voting rights in good faith, and other rights related to such Underlying Interests other than the foregoing shall vest in the Spouse.

In addition, the Spouse agrees and undertakes that the Spouse shall be bound by the Control Documents (as amended from time to time) and the exclusive service agreement (hereinafter referred to as the

“Exclusive Service Agreement”) executed by the WFOE and the Domestic Company on July 3, 2018, and shall comply with the obligations of the shareholders of the Domestic Company under the Control Documents (as amended from time to time) and the Exclusive Service Agreement, and for this purpose, upon the request of the WFOE or the Cayman Company, the Spouse shall execute a series of written documents necessary for the full performance of the Control Documents (as amended from time to time) and the Exclusive Services Agreement.

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[Signature Page of the Spousal Consent]

/s/ Wei Liu Wei Liu

/s Xinchan Li Xinchan Li